                     AMENDED AND RESTATED SUPPLY AGREEMENT

        This Amended and Restated Supply Agreement (the "Agreement") is made effective as of January 1, 2000, by and between OMM, Inc., a Delaware corporation, having its principal place of business at 9410 Carol Park Drive, San Diego, California ("OMM"), and, Rockwell Science Center, LLC, a corporation having its principal place of business at 1049 Camino Dos Rios, Thousand Oaks, CA 91360 ("RSC").

        WHEREAS, OMM desires to have certain products of its design manufactured by RSC for sale to OMM; and

        WHEREAS, RSC has the capability of manufacturing OMM's products and desires to do so for sale to OMM;

        THEREFORE, in consideration of the foregoing and the covenants contained below, the parties agree as follows:

                                    SECTION 1

                                   DEFINITIONS

        1.1 "Products" shall mean processed silicon wafers containing microlenses meeting the specifications for either [REDACTED], as set forth in document [REDACTED], Microlens Specifications, attached as Exhibit A to the Letter dated 15 September 2000 (the "Letter").

        1.2 "New Products" shall mean microlens wafers other than those described in Section 1.1 which are manufactured using the same process and design rules used for the products described in Section 1.1 and upon which the parties reach agreement regarding the Specifications and Acceptance Tests for such New Products, which Specification and Acceptance Tests are to be set forth by amendment to Exhibit A and Exhibit F attached to the Letter.

        1.3 "Updates" shall mean changes to Products or New Products that do not substantially increase the cost base of the respective Product or New Product and that result in a new version of the Products or New Products with improved performance and/or minor changes in functionality over previous versions of the Products or New Products.

        1.4 "All Products" shall mean Products, New Products and Updates.

        1.5 "Specifications" shall mean the specifications for Products of [REDACTED] as set forth in Exhibit A attached to the Letter, and any specifications for New Products as may be included by amendment to Exhibit A attached to the Letter from time to time by the mutual agreement of the parties.

        1.6 "Acceptance Tests" shall mean those requirements set forth in Exhibit F attached to the Letter for Products, and any requirements for New Products as may be included by amendment to Exhibit F attached to the Letter from time to time by mutual agreement of the parties.

        1.7 "Effective Date" shall mean the date set forth in the first sentence of this Agreement.

        1.8 "Term" shall mean the Effective Date of this Agreement until the earliest of:

                (a) the date of Termination by one of the parties in accordance with Section 11 of this Agreement.

                (b) the date of Expiration of this Agreement in accordance with Section 11 of this Agreement

        1.9 "Affiliates of RSC" shall mean domestic or foreign corporations or entities which directly or indirectly control, are controlled by, or are under common control with RSC. For purposes of this Agreement, "control" shall mean the direct or indirect ownership of at least 40% of the outstanding shares or other voting rights entitling the holder to vote in the election of the board of directors. Unless otherwise specified under this Agreement, RSC shall have the power, and is hereby permitted, to exercise all of its benefits, rights and privileges under this Agreement by or through the acts of Affiliates of RSC, and all such acts shall be treated as acts of RSC.

        1.10 "Wafers" shall mean 4" wafers unless otherwise noted.

        1.11 "Letter" shall refer to a letter of agreement dated 15 September 2000 wherein the price and volume specifics have been established.

                                    SECTION 2

                                  MANUFACTURING

        2.1 Manufacturing. Subject to qualification pursuant to Section 6 below, RSC agrees to manufacture and sell All Products, and OMM agrees to purchase All Products from RSC, on the terms and conditions set forth herein.

        2.2 Location. Manufacture of All Products under this agreement shall take place at RSC's facility in Thousand Oaks, California or at any other location to be determined at the sole discretion of RSC.

        2.3 Masks and Other Tooling. RSC shall obtain all masks and other tooling necessary to manufacture All Products.

        2.4 RSC shall have the right to satisfy any OMM requirement by shipping either 4 inch wafers, or 6 inch wafers, and RSC shall make the decision as to which quantity and size shall be provided. If OMM needs notification in advance as to which size is going to be provided in a given shipment, RSC will provide such information.

        2.5 [REDACTED]

        2.6 [REDACTED]



                                    SECTION 3

                                VOLUME AND SUPPLY

        3.1 Volume.

        OMM will purchase All Products in the total quantities per the schedule set forth in Exhibit H attached to the Letter. Minimum Purchase - Beginning with [REDACTED], OMM will buy at least a total quantity of wafers set forth in Exhibit H attached to the Letter of All Products, which may include shipments of multiple designs, per month from RSC for so long as OMM is purchasing or manufacturing wafers and RSC elects to supply such wafers.

        3.2 Production Capacity. RSC will maintain a production capacity of at least twice OMM's purchases for the previous quarter, up to a maximum of [REDACTED].

        3.3 Supplies in Stock. During the term of this Agreement, RSC shall maintain a supply of all single source supplies, [REDACTED], sufficient for production of the volume of wafers forecast by OMM in the following three months, up to a maximum of [REDACTED].

        3.4 Supply Assurance. RSC shall maintain a one-week on-call service agreement on all critical process equipment, [REDACTED]. In the alternative, RSC may elect to assure supply by maintaining in stock a "sufficient supply," of wafers meeting the specifications set forth in Exhibit A attached to the Letter, or any amendments thereto. For the purposes of this Section 3.4, a "sufficient supply" is defined as an inventory equal to the volume of wafers delivered in the previous quarter.

        3.5 Supply Arrangements

(a) [REDACTED](b) Exception to Limitation. Notwithstanding Section 3.5(a), nothing in this Agreement shall prohibit RSC from [REDACTED] (c)
Modification.[REDACTED]

                                    SECTION 4

                                PRICE AND PAYMENT

        4.1 Price. It is recognized that the unit prices established in Exhibit I attached to the Letter only apply to Production Lots for [REDACTED] of Exhibit A attached to the Letter and Updates thereto that are manufactured using processes and materials which are similar to the existing Product and which do not significantly increase RSC's cost base. [REDACTED] of Exhibit A attached to the Letter as well as some Updates and New Products may require the negotiation of different unit prices. OMM shall purchase [REDACTED] of Exhibit A attached to the Letter manufactured under this Agreement, on a price per wafer basis, as set forth in Exhibit I as attached to the Letter.

        4.2 Volume Production. Any pricing deviations for volume production shall be set forth in Exhibit I as attached to the Letter.

        4.3 Yield. The parties understand that the price per wafer shall be fixed and shall not vary as a function of the number of die per wafer meeting the Acceptance Tests set forth in Exhibit F attached to the Letter. However, RSC agrees that it shall on a continuing basis work with OMM to improve the yield of good die per wafer for All Products produced under this Agreement.

        4.4 Payment. Payment shall be made net forty-five (45) days following receipt of All Products by OMM.

        4.5 Taxes. OMM shall pay, in addition to the prices quoted or invoiced, the amount of any present or future customs duties or sales, use, excise or other similar tax applicable to the sale of All Products covered by this Agreement, or OMM shall supply RSC with an appropriate tax exemption certificate.

                                    SECTION 5

                              FORECASTS AND ORDERS

        5.1 Twelve-Month Rolling Forecast. During the term of this Agreement, once every [REDACTED] months, OMM shall provide to RSC a twelve-month (12-month) forecast in writing ("Forecast Report") setting forth its estimated requirements for shipment by month for All Products. RSC shall be obligated to accept all purchase orders resulting from such forecasts provided that volume changes are within the limits described in Section 5.2 and subject to the limitations of
Section 3.2.

        5.2 Advance Notice of Volume Changes. OMM will provide written notice at least [REDACTED] in advance for purchases that are more than fifty percent (50%) above or below the estimate for any month set forth in the most recent Forecast Report. OMM will provide written notice at least [REDACTED] in advance of the anticipated first month for purchases to exceed [REDACTED]. RSC may choose to produce, but shall not be obligated to produce more than [REDACTED].

        5.3 Orders. OMM shall issue a purchase order every [REDACTED] with deliveries required starting [REDACTED] after RSC receipt of order. All such purchases shall be initiated by OMM's issuance of written purchase orders sent via U. S. mail. Such purchase orders shall state unit quantities, unit descriptions, design quantities, requested delivery dates, and shipping instructions. The acceptance by RSC of an order shall be effective only upon written acknowledgement thereof by RSC.

        5.4 Minimum Orders. OMM shall order, and RSC shall be obligated to supply, a minimum quantity of All Products in each quarter of 2000 through [REDACTED], as set forth in Exhibit H attached to the Letter. . The quantities specified under this Section 5.4 are minimums only, and RSC shall use its best efforts, consistent with the other provisions of this Agreement, to fulfill OMM orders for additional All Product ordered by OMM.

        5.5 Lots. (a) Engineering Lots. OMM may order engineering lots to be developed by RSC [REDACTED] For purposes of this agreement, an engineering lot shall contain the number of wafers [REDACTED](b) Production Lots.[REDACTED]

                                    SECTION 6

                        QUALIFICATION AND QUALITY CONTROL

        6.1 New Products. OMM shall be entitled to add New Products and to make Updates to existing Products upon notice to RSC and delivery of such New Product or Update specifications.

        6.2 Qualification. All Products to be manufactured and manufacturing processes to be used under this Agreement are subject to qualification by OMM and RSC pursuant to qualification criteria and procedures set forth in Exhibit D attached to the Letter ("Qualification").

        6.3 Changes. After the Qualification is successfully completed for any Product to be manufactured under this Agreement, RSC may make design or process changes, provided that the resulting Products meet the specifications described in Exhibit A attached to the Letter, and any such changes will be subject to qualification according to criteria mutually acceptable to RSC and OMM.

        6.4 Inspection Requirements. Throughout the term of this Agreement, OMM reserves the right, upon five (5) days written notice, to conduct inspections during normal business hours, on a quarterly basis and from time to time, of the facility in which RSC is manufacturing All Products during normal business hours for the purpose of ensuring progress towards certification pursuant to the Qualification, as set forth in Exhibit D attached to the Letter, and ensuring compliance with the other requirements of this Agreement.

                                    SECTION 7

                           OTHER TERMS AND CONDITIONS

        7.1 Controlling Document. The terms and conditions of this Agreement shall control all sales of All Products hereunder, and any additional or different terms or conditions in either party's purchase order, acknowledgement, or similar document shall be of no effect unless mutually agreed upon.

        7.2 Delivery. RSC shall deliver All Products at times specified in the purchase orders placed in accordance with the procedures described in Section 5 above.

        7.3 Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed by RSC for shipment in protective containers, in a manner at least as protective as the manner set forth in OMM's Shipping Guidelines (the "Shipping Guidelines"), as set forth in Exhibit E attached to the Letter, marked for shipment at OMM's address set forth above or specified in OMM's purchase order, and delivered to a carrier or forwarding agent chosen by OMM. Should OMM fail to designate a carrier, forwarding agent or type of conveyance, RSC shall make such designation in conformance with its standard shipping practices. Shipment will be F.O.B. shipping point, Thousand Oaks, California, at which time risk of loss and title shall pass to OMM, and all freight, insurance and other shipping expenses, as well as any special packing expenses, shall be borne by OMM, provided however, that such packing by RSC is suitable and adequately protective to meet or surpass the Shipping Guidelines. All shipping containers to be returned to RSC as soon as practicable (on a monthly basis) to permit their reuse in shipping subsequent Product.

        7.4 Inspection and Acceptance. Product lots delivered by RSC will be subject to incoming inspection and test by OMM, and in the event any lot is found to be incomplete, fail visual inspection, or include wafers which fail tests specified by OMM (the "Acceptance Tests"), as set forth in Exhibit F attached to the Letter, OMM shall have the right to reject such lot or wafers within thirty (30) days after delivery and return it to RSC, at OMM's expense, and require RSC to provide, at RSC's option, a full refund, a credit or a replacement Product. Rejected wafers shall not be counted towards the minimum purchase obligation set forth in Section 5.4.

        7.5 Warranty.

        (a) RSC warrants that at the time of delivery:

        (i) All Production Lots of All Products will have been subjected to and will satisfactorily meet the specifications as identified in Exhibit A attached to the Letter; and

        (ii) All Production Lots of All Products will be within the applicable test parameters set forth in Exhibit F attached to the Letter.

        7.6 Right of First Refusal. [REDACTED]

                                    SECTION 8

                                   TECHNOLOGY

        8.1 Technology Ownership. OMM shall retain ownership of all designs and other proprietary information and materials provided to RSC for purposes of manufacturing All Products. OMM authorizes RSC to use such proprietary information supplied by OMM under this Agreement only for the purpose of manufacturing All Products for sale to OMM in accordance with the terms of this Agreement. RSC owns and shall retain sole ownership of all process and manufacturing technology and other proprietary information utilized or developed in connection with the manufacture of All Products on the effective date of this Agreement. RSC owns and shall retain sole ownership of all process and manufacturing technology and other proprietary information developed by RSC in connection with the manufacture of All Products during the course of this Agreement.

        8.2 Second Source Option. Provided that OMM has fully complied with the minimum purchase requirements set forth in Section 5.4, at any time during the Term of this Agreement at the sole discretion of OMM, RSC shall either license to OMM, or shall license to another entity to be identified by OMM at a later time at OMM's option, (the "Process Licensee"), all microlens fabrication process technology and all associated intellectual property rights owned by RSC and necessary to the manufacture of All Products on the effective date of such license (the "Process Know-How"). OMM shall give RSC written notice of its intent to exercise this clause.

        8.3 Licenses.

                        [REDACTED]

        8.4 Right to Bid. OMM shall give RSC the right to bid on all production requirements. OMM shall consider such bid in good faith on the basis of competitive pricing, quality systems and capacity.

        8.5 Process License Agreement Terms. Any Process License Agreement shall contain terms consistent with the following, and shall contain an exclusivity clause similar to that contained within Section 3.5 that shall be negotiated in good faith by and is agreeable to both RSC and the Process Licensee:

                (a) "Process Technology" shall mean all microlens fabrication process technology owned by RSC on the date that the Process License Agreement is executed and necessary to the manufacture of Licensed Products.

                (b) "Licensed Products" shall mean Products, New Products and Updates as those terms are defined in this Supply Agreement.

                (c) "Licensed Field" shall mean the manufacture of Licensed Products within exclusivity guidelines that shall be negotiated in good faith by and agreeable to both RSC and the Process Licensee.

                (d) "Term of the Process License Agreement" shall mean the period beginning on the effective date of the Process License and ending on a date, which shall be after the date of termination of this Supply Agreement and which shall be negotiated in good faith by and agreeable to RSC and the Process Licensee.

                (e) Grant. During the Term of this Process License Agreement, RSC grants the Process Licensee the exclusive right under the Process Technology to make, use and sell Licensed Products in the Licensed Field, subject to the following terms:

                        (i) RSC shall retain the right to practice the Process
                Technology for purposes within the limitations set forth in
                Section 3.5.

                        (ii) [REDACTED]

                (f) Technology Transfer Costs. OMM shall not be required to pay RSC for the costs associated with the transfer of the Process Technology to the Process Licensee, provided such transfer is made to a technologically sophisticated company, and provided the demands for technology transfer are considered reasonable by industry standards.

                (g) Royalty Payments. [REDACTED]

        8.6 Third Party Rights [REDACTED]

                                    SECTION 9

                         INTELLECTUAL PROPERTY INDEMNITY

        9.1 RSC IP Indemnity Obligation. With respect to All Products that are supplied by RSC to OMM hereunder, RSC (the "Indemnifying Party" for the purposes of this Section 9.1) agrees to defend, indemnify and hold harmless OMM and OMM's customers and affiliates, including OMM's officers, directors and employees (together with OMM, the "Indemnified Party" for the purposes of this Section 9.1) against any costs, expenses, damages, judgments, settlements and liabilities of any kind, including reasonable attorneys' fees and costs incurred by or awarded against the Indemnified Party, directly allocable to any patent infringement, copyright infringement, mask work right, trade secret or wrongful use of proprietary information claim brought against the Indemnified Party; but only;

                (a) to the extent such claim(s) are based solely on RSC's practice of microlens fabrication process technology and associated intellectual property rights owned by RSC and necessary to the manufacture of All Products used to make such Product, New Product or Update;

                (b) to the extent that such claim(s) are not based on designs or other proprietary information and materials provided to RSC by OMM;

                (c) to the extent such claims do not arise from the use by or sale of stand-alone Products, New Products or Updates to any party other than OMM.

        9.2 OMM IP Indemnity Obligation. With respect to all products manufactured, used, sold or otherwise disposed of by OMM, OMM's affiliates or OMM's customers that contain any Product, New Product or Update, OMM (the "Indemnifying Party" for the purposes of this Section 9.2) agrees to defend, indemnify and hold harmless RSC and Affiliates of RSC, including RSC's officers, directors and employees (together with RSC, the "Indemnified Party" for the purposes of this Section 9.2) against any costs, expenses, damages, judgments, settlements and liabilities of any kind, including reasonable attorneys' fees and costs incurred by or awarded against the Indemnified Party, directly allocable to any patent infringement, copyright infringement, mask work right, trade secret or wrongful use of proprietary information claim brought against the Indemnified Party; but only:

                (a) to the extent such claim(s) arise from RSC's use of OMM's designs or other information provided by OMM; and

                (b) to the extent that such claim(s) are not based on the Process Know-How provided by RSC.

        9.3 Limitation. The Indemnifying Party's obligations under Section 9.1 or 9.2 shall apply only if (i) the Indemnified Party promptly notifies the Indemnifying Party in writing of any existence of any claim within the scope of this Section; (ii) the Indemnifying Party has exclusive control of the defense of such claim and all negotiations relating to the settlement of any such claim, provided that the Indemnifying Party shall not enter into any settlement of any such claim on behalf of the Indemnified Party without first obtaining the written consent of the Indemnified Party to the specific terms of such settlement; and (iii) the Indemnified Party provides all reasonable assistance in connection with the defense thereof (at the Indemnifying Party's expense, with the exception of the value of the time of the Indemnified Party's employees, which shall be borne by the Indemnified Party).

        9.4 THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, STATUTORY, IMPLIED OR OTHERWISE) OF EACH INDEMNIFYING PARTY TO THE INDEMNIFIED PARTY HEREUNDER WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR CLAIMS THEREFOR.

                                   SECTION 10

                                 CONFIDENTIALITY

        10.1 Confidential Information. All information disclosed by the parties under this Agreement and in performing this Agreement shall be kept in confidence as "Confidential Information" as defined in the Mutual Confidential Information Exchange Agreement by and between RSC and OMM, dated November 15, 1998, as amended on February 2, 2000, and attached hereto as Exhibit A. In addition, during the Term of this Agreement, and for three years thereafter, OMM agrees to keep confidential any and all Confidential Information acquired in any manner from RSC, including all Confidential Information which might be exposed to OMM or its agents while on RSC's premises.

        10.2 Agreement Confidential. For a period of five years from the Effective Date of this Agreement, (i) neither party shall disclose to any other party the existence or terms of this Agreement and (ii) RSC shall not disclose to any other party the existence or nature of its relationship with OMM, including by name or by description. Furthermore, RSC shall control access within RSC to such information concerning the existence and nature of its relationship with OMM on a "need-to-know" basis only. For the purpose of this section only, "other party" shall not include Affiliates of RSC. Exceptions to this confidentiality may be made by mutual agreement.

                                   SECTION 11

                              TERM AND TERMINATION

        11.1 Expiration. This Agreement shall remain in full force and effect until six months after RSC receives its final Purchase Order from OMM, unless otherwise terminated earlier as provided below.

        11.2 Termination for Failure to Cure for Material Breach. If either party breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach, the other party shall have the right to terminate this Agreement, on written notice, at any time after the end of such thirty (30) day period.

        11.3 Termination for Failure to Agree on Price. If, on or before the commencement of each year after [REDACTED], the parties are unable to agree on prices for All Products to be delivered during such year as contemplated in Sections 4 and 5 above, within thirty days of receiving written notice, either party shall have the right to terminate this Agreement.

        11.4 Termination for Insolvency. If either party becomes the subject of a voluntary or involuntary petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing, the other party may terminate this Agreement on thirty (30) days' notice.

        11.5 Purchase of Supplies. Upon termination or expiration of this Agreement, OMM agrees to purchase existing supplies as described in Section 3.3 and 3.4 and agrees to assume the financial liability associated with all outstanding purchase orders for services as described in Section 3.4.

        11.6 Survival of Provisions. The rights and obligations of the parties pursuant to Sections 8.1, 8.4, 9, 10, 12 and 13 shall survive the termination, of this Agreement. Provided that OMM has [REDACTED] and provided that RSC has not terminated this Agreement under section 13 for OMM's material breach or insolvency, the rights and obligations of the parties pursuant to Sections 8.2, 8.3, 8.5 and 8.6 of this Agreement shall also survive termination or expiration of this Agreement.

                                   SECTION 12

                             LIMITATION OF LIABILITY

        12.1 Consequential and Incidental Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE DESIGNS, PRODUCTS, NEW PRODUCTS, UPDATES, MANUFACTURING PROCESSES, INFORMATION OR OTHER TECHNOLOGY PROVIDED PURSUANT TO THIS AGREEMENT.

        12.2 Warranties. OMM ACKNOWLEDGES AND AGREES THAT RSC MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, GUARANTEES, CONDITIONS OR COVENANTS OF ANY KIND AS TO THE MARKETABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHER ATTRIBUTES OF ALL PRODUCTS SUPPLIED UNDER THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED. EXCEPT AS SET FORTH IN SECTION 9.1, RSC ASSUMES NO RESPONSIBILITY WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY OMM OR ITS CUSTOMERS OF ANY PRODUCT, NEW PRODUCT OR UPDATE. Nothing in this Agreement shall be construed as:

                (a) a warranty or representation that anything made, used, supplied sold or otherwise disposed of under this Agreement is or will be free from infringement of patents or other intellectual property;

                (b) an obligation to furnish any manufacturing or technical information other than as stated in Section 8 herein;

                (c) an implied license to any Process Technology, patent, trade secret or know-how; Nothing in this Agreement shall limit RSC's right to bring an infringement, misappropriation or other claim based on other patents or know-how, including presently existing and future patents and know-how.

NOTHING IN THIS SECTION 12.2 SHALL NEGATE NOR DIMINISH RSC'S INDEMNIFICATION OBLIGATION UNDER SECTION 9.1.

        12.3 Limitation of Liability. Because All Products supplied hereunder are being combined with other components and sold by OMM as a finished product, which process is completely beyond RSC's control, it is expressly agreed that the liability of RSC shall hereunder shall extend no further than to furnish OMM with All Products meeting the Specifications set forth in Exhibit A attached to the Letter and Acceptance Tests set forth in Exhibit F attached to the Letter. Except as set forth in Section 9.1, in no event shall RSC be liable for any loss or damages of any kind, direct or consequential, arising from the storage or use of All Products by OMM, OMM's affiliates, OMM's customers. OMM agrees that RSC shall not have any liability for any direct, incidental or consequential damages, for product liability claims, nor for any other liability arising out of OMM's or any Process Licensee's manufacture, use, distribution or sale of All Products other than as expressly stated in Section 9.1.

                                   SECTION 13

                                  MISCELLANEOUS

        13.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

        13.2 Arbitration. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Diego, California under the rules of arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

        13.3 Assignment. Neither party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other except OMM may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this Agreement.

        13.4 Authority. Each party represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken.

        13.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the addresses first set forth above or at such other address furnished with a notice in the manner set forth herein. Such notices shall be deemed to have been served when delivered, or if delivery is not accomplished by reason of some fault of the addressee, when tendered. Such notices shall be addressed to the following parties:

        Rockwell Science Center                 OMM, Inc.
        P.O. Box 1085                           9410 Carroll Park Drive
        Thousand Oaks, CA 91358-0085            San Diego. CA  92121
        Attention: Mel Le Vine                  Attention: Jim Hartman

        13.6 Export Controls. It is understood by both parties that the products herein are subject to export regulations by agencies of the United States government, including the United States Department of Commerce. OMM agrees to comply with all applicable laws and regulations of the United States regarding the export of products under this Agreement. Further, OMM shall notify any person, firm or entity obtaining any RSC product from OMM of the need to comply with such laws or regulations.

        13.7 Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable.

        13.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

        13.9 Waiver. The failure of either party to enforce at any time the provisions of this Agreement shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

        13.10 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.

        13.11 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        13.12 Force Majeure. Neither party will be liable in damages for failure to deliver or for delay in delivery of any items, services or technology required hereunder arising out of causes beyond its reasonable control including, but not limited to, acts of God or of a public enemy, acts of any Government authority or court of law, fires, floods, unusually severe weather, epidemics, quarantine restrictions, strikes, labor disputes or shortages of labor, freight embargoes, or the other party's failure to make payment or perform its obligations under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.



By: /s/ ANIS HUSAIN                         By: /s/ MEL LE VINE
   ---------------------------------           ---------------------------------
Name: Anis Husain                           Name:  Mel Le Vine
     -------------------------------             -------------------------------

Title: Chairman & CTO                       Title: Director of Contracts
      ------------------------------              ------------------------------

                                    EXHIBIT A

               Mutual Confidential Information Exchange Agreement

                     FIRST AMENDMENT TO MUTUAL CONFIDENTIAL
                         INFORMATION EXCHANGE AGREEMENT
                         BETWEEN ROCKWELL SCIENCE CENTER
                                       AND
                          OPTICAL MICRO-MACHINES, INC.


        This Amendment to the Mutual Confidential Information Exchange Agreement ("MCIEA") dated November 15, 1998 by and between RSC and Optical Micro-Machines, Inc., is entered into as of this 2nd day of February, 2000, by and between Rockwell Science Center, LLC, a Delaware corporation, having its principal offices at 1049 Camino Dos Rios, P.O. Box 1085, Thousand Oaks, California 91358-0085, USA (hereinafter "RSC"), and Optical Micro-Machines, Inc., having its principal place of business at 9645 Scranton Road, Suite 140, San Diego, CA 92121 ("OMM").

1.      BACKGROUND

        1.1. WHEREAS RSC and OMM have entered into a Mutual Confidential Information Exchange Agreement dated November 15, 1998 ("MCIEA");

        1.2     WHEREAS RSC and OMM desire to extend such MCIEA;

        1.3 NOW, THEREFORE, the parties agree that the MCIEA be amended as follows:

2.      AMENDMENTS

        2.1.    Delete "Expiration Date: 11/15/99" and add "Expiration Date:
                11/15/2000" so that the fifth paragraph on page 1 of the Agreement reads as follows:

                      Commencement Date:     11/15/98
                      Expiration Date:       11/15/2000

        Except as hereby amended, the MCIEA shall continue in full force and effect.


        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 2nd day of February 2000

OPTICAL MICRO-MACHINES, INC.                ROCKWELL SCIENCE CENTER, LLC

By:  /s/ Steffen Gloeckner                  By: /s/ William J. Gunning
   ---------------------------------           ---------------------------------

Name: Steffen Gloeckner                     Name: William J. Gunning

Title: Chief Optical Designer               Title: Director, Display Sciences

Date: February 3, 2000                      Date: February 2, 2000

               MUTUAL CONFIDENTIAL INFORMATION EXCHANGE AGREEMENT


OPTICAL MICRO's Mailing Address:

Optical Micro-Machines, Inc.
6160 Lusk Blvd.
Suite C-105
San Diego, California 92121

ROCKWELL's Mailing Address:

Rockwell International Corporation
Rockwell Science Center, LLC
1049 Camino Dos Rios
P.O. Box 1085
Thousand Oaks, CA 91358

Commencement Date:      11/15/98
Expiration Date:        11/15/99

        This Agreement is entered into by and between Rockwell International Corporation, incorporated under the laws of the State of Delaware, (hereinafter ROCKWELL) and Optical Micro-Machines, Inc. (hereinafter OPTICAL MICRO). Unless otherwise specified hereunder, ROCKWELL and OPTICAL MICRO shall include their respective Subsidiaries as hereinafter defined by Section 6.0. This Agreement is necessary to permit, for a limited period of time, OPTICAL MICRO as disclose to ROCKWELL and ROCKWELL to disclose to OPTICAL MICRO, information considered to be confidential to the disclosing party. The purpose of the exchange of such information is to discuss potential future relationships between ROCKWELL and OPTICAL MICRO relative to microlens data, specifications and processing.

1.0     CONFIDENTIAL INFORMATION

        1.1 "ROCKWELL Confidential Information" will mean all information or items identified by ROCKWELL as confidential and disclosed by ROCKWELL to OPTICAL MICRO relating to ROCKWELL's past, present and future research, development and business activities including, but not limited to microlens data, specifications and processing.

        1.2 "OPTICAL MICRO Confidential Information" will mean all information or items identified by OPTICAL MICRO as confidential and disclosed by OPTICAL MICRO to ROCKWELL relating to OPTICAL MICRO's past, present and future research, development and business activities including, but not limited to microlens data, specifications and processing.

2.0     CONFIDENTIAL INFORMATION EXCHANGE

        2.1 Confidential Information may be disclosed by one party to the other party during the term of this Agreement. Confidential Information may be conveyed by the parties in visual, written, oral, printed, or machine-readable form. All disclosures of information by one party to the other party will be deemed to be confidential at the time of disclosure.

        2.2 When Confidential Information is disclosed in written form and accepted, the writing must contain an appropriate legend, such as "Confidential Information."

        2.3 When information is disclosed in oral form by a disclosing party and accepted by the receiving party, the oral information must be reduced to a writing and delivered in written form to the receiving party within 30 days after the date of the disclosure or the information will not be Confidential Information.

        2.4 Upon the request of either party, the other party will, at its own expense, immediately return or confirm the destruction of all Confidential Information.

3.0     CONFIDENTIALITY OBLIGATIONS

        3.1 Subject to the provisions of Sections 4.0 and 5.0, for a period of 5 years measured from the date of termination or, if the Agreement is not terminated, the date of expiration, the receiving party agrees to use the same care and discretion to avoid disclosure, publication, or dissemination of disclosed and accepted Confidential Information as the receiving party employs with similar information of its own which it does not desire to have published, disclosed, or disseminated. The receiving party may use the disclosing party's Confidential Information only for the purpose stated in this Agreement.

        3.2 Following the period of confidentiality as specified in Section 3.1, no obligation is assumed by, or is to be implied against the receiving party with respect to such Confidential Information and such information will be considered non-confidential.

        3.3 The receiving party may disclose the disclosing party's Confidential Information to its employees and employees of its parent and Subsidiary companies with a business need-to-know; and/or only with the disclosing party's prior consent, third parties such as consultants, agents, and affiliates. Before disclosure to any above employee and/or third parties, the receiving party shall have a written agreement with such employee and/or third party sufficient to require that the employee and/or third party will treat Confidential Information in accordance with this Agreement.

4.0     PERMISSIBLE DISCLOSURE

        Disclosure of Confidential Information will not be precluded if such disclosure is:

                (a) in response to a valid order of a court or governmental body of the United States or any political subdivision thereof; provided, however, that the disclosing party will first have made reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which the order was issued;

                (b)     otherwise required by law; or

                (c) necessary to establish the disclosing party's rights under this Agreement.

5.0     NON-CONFIDENTIAL INFORMATION

        Notwithstanding any other provision of this Agreement, the confidentiality obligations specified in Section 3.0 will not apply to any received Confidential Information which:

                (a) is already in the possession of the receiving party or any Subsidiary of that party without obligation of confidence, prior to receipt from the disclosing party;

                (b) is independently developed by the receiving party or any Subsidiary of that party;

                (c) is or becomes publicly available without breach of this Agreement;

                (d) is rightfully received by the receiving party or any Subsidiary of that party from a third party;

                (e)     does not have an appropriate legend as set forth in
                        Section 2.2; or

                (f) is released for disclosure by one party with the other party's written consent.

6.0     SUBSIDIARY

                "Subsidiary" shall mean a corporation, company or other entity;

                (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

                (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or non-incorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company or other entity is; now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

7.0     TERM OF AGREEMENT

        The term of this Agreement will begin on the Commencement Date and will expire on the Expiration Date, unless terminated earlier by either party. Either party may terminate this Agreement prior to the Expiration Date with or without cause for any reason by giving at least fifteen (15) days written notice to the other party.

8.0     OTHER INTELLECTUAL PROPERTY RIGHTS

        No license or immunity is granted by this Agreement by either party to the other, either directly or by implication, estoppel, or otherwise, under any patents, copyrights, trademarks, or mask works, or any trade secrets or know-how other than that disclosed hereunder. The disclosure of information hereunder will not constitute any representation, warranty, assurance or guarantee, by either party to the other, with respect to the infringement, misappropriation or violation of any of the intellectual property rights of third parties.

9.0     RELATION WITH OTHER AGREEMENTS/DISCLAIMERS

        9.1 This Agreement will be the complete statement of the rights and obligations of the parties hereto with respect to Confidential Information disclosed or received, solely under this Agreement. This Agreement may be modified only by written amendments signed by authorized representatives of OPTICAL MICRO and ROCKWELL.

        9.2     Each party provides information on an "AS IS" basis.

10.0    GENERAL PROVISIONS

        10.1 Each party agrees that this Agreement will not restrict the right of either party to enter into agreements with other parties for the same or similar efforts, or to make, have made, use, sell, buy, develop, market, or otherwise transfer any products or services now or in the future. Each party agrees that this Agreement will not restrict the right of either party to assign any of its employees, consultants or other representatives to any design or development project in the future, provided that the party complies with its obligations under this Agreement.

        10.2 Unless required by law, each party agrees not to disclose (i) that discussions have been held by and between the parties and
                (ii) the existence, the terms, conditions or subject matter of this Agreement to third parties without the prior written consent of the other party.

        10.3 Each party agrees to comply with all applicable laws, rules and regulations, including Export Administration Regulations and Export Control Regulations of the United States of America, relating to the export or re-export of technical data and products and produced as a result of the use of such data, insofar as they relate to the information disclosed under this Agreement. Each party agrees not to export or re-export, directly or indirectly, any technical data provided by the other party, or the direct product of such data, to any country specified in such Regulations.

        10.4 The parties do not intend that any agency, partnership or other relationship be created between them by this Agreement.

        10.5 All rights and obligations which by their nature survive the expiration or termination of this Agreement will remain in effect beyond expiration or termination.

        10.6 Nothing contained in this Agreement will be construed as conferring any rights to either party to use in advertising, publicity or other marketing activities, any name, trade name, trademark, acronym or other designation of the other, including any contraction, abbreviation, or simulation of any of the foregoing.

        10.7 This Agreement shall be construed, and legal relations between ROCKWELL and OPTICAL MICRO shall be determined, in accordance with the laws of the United States of America and, specifically, the State of California, as if said Agreement were executed in, and fully performed in, the State of California.

        10.8 Any failure of either party to require strict performance by the other party, or any waiver or failure to act by either party in the event of breach or default of any section or subsection of this Agreement, shall not be construed as a consent to, or waiver of, any other breach of the same or of any other section or subsection.

        10.9 If any section or subsection of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section or subsection in every other respect and the remainder of this Agreement shall continue in effect so long as it still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

        10.10 It is understood by the parties hereto that the terms and conditions of this Agreement shall not be interpreted as requiring either party (i) to disclose any information, confidential or otherwise, to the other party or (ii) to enter into any further contractual relationships.

        10.11 Neither party may assign its rights or delegate its duties or obligations under this Agreement without prior written consent. Any attempt to do so is void.

        10.12 The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties relating to the subject matter of the Agreement. This statement of the Agreement supersedes all proposals or other prior agreements, oral or written, and all other communications between the parties.

        THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

AGREED TO:                                  AGREED TO:
ROCKWELL                                    OPTICAL MICRO


By:  /s/ [Illegible]                        By: /s/ Steffen Gloeckner
   ---------------------------------           ---------------------------------
     William J. Gunning                         Steffen Gloeckner
     Director, Display Sciences                 Chief Optical Designer
     Rockwell Science Center, LLC               Optical Micro-Machines, Inc.

Date: November 13, 1998                     Date: November 17, 1998